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June 14, 2016

Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549

Re:	Natcore Technology, Inc.

To Whom It May Concern:

          I have acted as counsel for Natcore Technology, Inc., a corporation organized under the laws of British Columbia, Canada organized on August 9, 2007 (the “Company”), in connection with the preparation of a registration statement on Form F-1 (the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended (the “Act”) as filed with the Securities and Exchange Commission (the “SEC”) in connection with a proposed public offering (the “Offering”) by (i) the Company of 5,000,000 common shares, no par value per share, of the Company’s common sharesat an offering price of $0.31 and by (ii) certain shareholders of 3,061,111 common shares, no par value per share, of the Company’s common stock for resale from time to time through public or private transactions, at either prevailing market prices or privately negotiated prices(the “Shares”).

          You have asked me to render my opinion as to the matters hereinafter set forth herein.

          I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. I have, when relevant facts material to my opinion were not independently established by me, relied to the extent I deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

          Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of British Columbia, Canada are concerned:

1.	The Company is a corporation duly organized and validly existing under the laws of British Columbia, Canada.

LoPresti Law Group, P.C.
Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549
June 14, 2016

2.	The Shares that are to be issued and sold as described in the Registration Statement have been duly authorized and will be legally issued as fully paid and non-assessable shares.

3.	The Shares to be issued in connection with the Offering as described in the Registration Statement will be duly authorized and legally issued as fully paid and non-assessable shares.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Very truly yours,

LOPRESTI LAW GROUP, P.C.

By:

Marc X. LoPresti, Esq.